Exhibit 2.8.6
JOINDER
This Joinder (“Joinder”) is executed by Rex Mouser as of this 21st day of March, 2007.
WHEREAS, Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., Rezultz, Incorporated and Gregory W. Call are parties to a certain Stock Purchase Agreement dated as of February 13, 2007, as amended by a certain First Amendment to Stock Purchase Agreement dated as of February 28, 2007 (as so amended, the “Stock Purchase Agreement”); and
WHEREAS, the execution and delivery of this Joinder by the undersigned is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing, the undersigned, WITH THE INTENT TO BE LEGALLY BOUND HEREBY, agrees as follows:
1. The undersigned hereby agrees to become a party to the Stock Purchase Agreement, and agrees that he shall be bound by and comply with all of the terms and conditions of, and be entitled to all of the rights and benefits arising from, the Stock Purchase Agreement relating to “Seller” (as such term is defined in the Stock Purchase Agreement). Without limiting the foregoing, the undersigned hereby agrees that he shall be (i) liable, to the extent set forth in the Stock Purchase Agreement, for the representations and warranties of Seller set forth in Sections 5 and 6 of the Stock Purchase Agreement, and for the indemnification obligations of Seller set forth in Section 11 of the Stock Purchase Agreement, and (ii) entitled, to the extent set forth in the Stock Purchase Agreement, to receive a share of the Purchase Price (as such term is defined in the Stock Purchase Agreement).
2. The undersigned hereby acknowledges and agrees that he has received a copy of the Stock Purchase Agreement, and that he has read and understands the Stock Purchase Agreement.
3. The undersigned also hereby acknowledges and agrees that an executed copy of this Joinder shall be attached to the Stock Purchase Agreement to evidence the undersigned’s undertakings hereunder, and that an executed copy of this Joinder shall be given to each person who is a party to the Stock Purchase Agreement.
4. This Joinder shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.
IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the 21st day of March, 2007.

/s/ Gregory W. Call	/s/ Rex Mouser

Witness	Rex Mouser

	Address:	2749 Fries Mill Road

Williamstown, NJ, 08094